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                                                                   Exhibit 10.11


                           TRADEMARK LICENSE AGREEMENT


      THIS AGREEMENT, made this 1st day of May 1996, by and between Ringling Bros. and Barnum & Bailey Combined Shows, a Delaware corporation with its principal place of business at 8607 Westwood Center Drive, Vienna, Virginia 22182 (hereinafter "RBBB") and the Delicious Frookie Company, Inc., a Delaware corporation with a place of business in Des Plaines, Illinois (hereinafter "DFC").

      WHEREAS, DFC seeks to license the trademarks in Section 1.1 in the territory identified in Section 1.2 in connection with the manufacture, marketing and sale of all cookies, crackers, freeze pops and cones for ice cream with the right of first refusal for salty snacks, salty snack mix, and popcorn; and

      WHEREAS, RBBB is willing to grant such a license to DFC subject to the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.    Definitions

            The following definitions shall apply for the purposes of this agreement;

            1.1 Trademarks - The term "Trademarks" shall mean only the trademarks set forth in exhibit A attached hereto and hereby incorporated by reference.

            1.2 Territory - The term "Territory" shall mean only the United States, its territories and possessions, all U.S. military bases, and Canada. The parties agree that additional countries or portions thereof may be added to the definition of Territory upon the mutual written agreement of the parties, with mutual agreement not being unreasonably withheld by RBBB.

            1.3 Licensed Products - The term "licensed Products" shall mean any cookie, cracker, freeze pop type, ice cream cone and pop corn, and the right of first approval for packaged salty snacks and salty snack mix and the exclusive rights in promoting and advertising all "Licensed Products" in association with RBBB.

            1.4 Net Sales - The term "Net Sales" shall mean gross sales of Licensed Products less cash, promotional and term discounts, merchandising allowances, freight and
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returns, except that all discounts and merchandising allowances given to any one of Licensee's buyers shall not exceed 10% of the total amount billed to that buyer.

      2.    Grant of License

            2.1 Subject to the terms and conditions set forth herein, RBBB does hereby grant to DFC a royalty-bearing, exclusive license to utilize the trademarks in Territory in connection with the manufacture, marketing and sale of Licensed Products. DFC hereby accepts such license.

            2.2 DFC agrees not to grant any license or sublicense of the Trademarks and shall not otherwise assign or transfer any rights granted by RBBB pursuant to this Agreement. It is understood by the parties that the manufacture of the licensed product(s) may be performed by a party designated by DFC and acceptable to RBBB and that therefore in any reference in this agreement to manufacture by DFC may apply to a third party. Notwithstanding the foregoing, DFC shall remain responsible for the manufacturing of the Licensed Product(s) hereunder, and DFC shall not change its manufacturer(s) without the prior written approval of RBBB.

            2.3 The parties agree that nothing herein shall prohibit RBBB from utilizing or permitting third parties to utilize Trademarks in Territory on any product not related to the Licensed Products or outside of the Territory on any product, and RBBB expressly reserves the right to do so. Furthermore, DFC acknowledges and accepts that RBBB, through its national concession, currently offers for sale popcorn at RBBB show sites.

      3.    Term

            The term of this Agreement shall commence on the day and year first above written and shall continue for a period of five (5) years ("Initial Term"). Such Initial Term may be extended for additional three (3) year terms thereafter, provided that the parties mutually agree to each such extension in writing at least sixty (60) days prior to the expiration of the Initial Term or any extension period.

      4.    Termination

            4.1 DFC shall have the right to terminate this Agreement at anytime upon ninety (90) days written notice to RBBB and in the event DFC elects to so terminate, it shall continue to remit to RBBB the royalty payments due RBBB as the same may become due during the ninety (90) day notice period, which shall be deemed to commence on the date of RBBB receives receipt of notice, or thereafter if such payments become due after the ninety (90) day notice period has expired.

            4.2 In the event DFC breaches any of the provisions of Sections 6, 7, 8, 9, 10, 11, 13, 16, 17 and 18, the parties agree that RBBB may, in its sole discretion, provide DFC with

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ninety (90) days opportunity to cure. If the breach is not cured within the ninety (90) day period after notice from RBBB, this Agreement shall automatically terminate subject to DFC's rights to sell off the Licensed Product as provided therein. If the breach is cured within the ninety (90) day period, this Agreement shall continue in full force and effect; provided, however, in the event DFC breaches the same provision twice within any one (1) year period, RBBB may terminate this Agreement following the second breach without any opportunity to cure.

            4.3 In the event that RBBB breaches any of the provisions of Sections 8.1, 8.3 and 14, the parties agree that DFC may, in its sole discretion, provide RBBB with ninety (90) days written notice of termination and opportunity to cure. If the breach is not cured within the ninety (90) day period, this Agreement shall automatically terminate subject to DFC's right to sell off the Licensed Products as provided herein. If the breach is cured within the ninety (90) day period, this Agreement shall continue in full force and effect; provided, however, in the event RBBB breaches the same provision twice within any one (1) year period, DFC may terminate this Agreement following the second breach without any opportunity to cure.

            4.4 In the event for any given calendar year DFC does not pay to RBBB royalties of at least $50,000, then DFC shall be in breach of this Agreement, and shall have an opportunity to cure as provided in Section 4.2.

            4.5 In the event that either party becomes insolvent, files or has filed against it involuntarily a petition under the United States Bankruptcy Code or under or pursuant to any state bankruptcy act or under any similar Federal or state law; makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts generally as they become due; or suspends or terminates its operations or liquidates or dissolves, then without limitation, this Agreement shall automatically terminate.

      5.    Effects of Termination

            5.1 Immediately upon the expiration or termination of this Agreement, DFC shall cease all use of Trademarks; provided, however, the parties agree that DFC shall have up to one hundred eighty (180) days to sell existing inventories and use existing packaging and/or findings of Licensed Products on DFC's normal terms and conditions. The parties further agree that RBBB may, in its sole discretion, purchase all or a portion of Licensed Products, or any component thereof, at DFC's actual cost.

            5.2 Within a reasonable period of time following expiration or termination, but in no event more than two (2) months following expiration or termination, DFC agrees to provide to RBBB a final royalty report and royalty payment.


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      6.    Quality Assurance

            6.1 DFC agrees to provide for the opportunity and allow, at mutually convenient times, RBBB quality assurance personnel, or their designated representatives, to inspect and approve all facilities that supply ingredients or packaging for Licensed Products or at which Licensed Products are going to be Manufactured or stored prior to the initial manufacture and on a semi-annual basis thereafter; provided, however, in the event Licensed Products at anytime fail to comply with the provisions set forth in Sections 7.2 and 7.3 RBBB shall have the right to have a representative present at its own expense for all production runs of all Licensed Products at the facility(s) that produce the substandard product(s) until all defects are resolved to RBBB's satisfaction. RBBB agrees to provide DFC with reasonable prior notice of such inspections.

            6.2 DFC agrees to correct any reasonable defects that affects the quality of Licensed Products noted by RBBB's quality assurance personnel and provide RBBB with a written response detailing the actions taken to correct such defects within thirty (30) days after such observations were made by RBBB's representative.

      7.    Quality Control

            7.1 DFC acknowledges the valuable goodwill, associated with Trademarks and desires to maintain the validity of Trademarks and the goodwill associated therewith and DFC agrees, therefore, to maintain high standards in the manufacturing, packaging and storing of Licensed Products.

            7.2 DFC agrees that Licensed Products shall be manufactured, packaged, stored, distributed and marketed in accordance with all applicable Federal, state and/or local laws and regulations. DFC further agrees that all facilities utilized to manufacture and package Licensed Products shall be maintained in accordance with all applicable Federal, state and/or local laws and regulations.

            7.3 DFC agrees that Licensed Products shall be manufactured and packaged in strict accordance with the formulas, product specifications, quality specifications and samples approved by RBBB prior to the initial manufacture. In the event Licensed Products are not manufactured and packaged in accordance with such formulas, specifications and samples, RBBB shall have the right to terminate this agreement pursuant to the manufacture of the revised Licensed Products, RBBB shall approve of object revisions within three (3) business days following RBBB's receipt of materials or approval shall be presumed. DFC agrees not to manufacture revised Licensed Products without RBBB's prior consent.

            7.4 At least six (6) representative copies or samples of all proposed material using the Property, including the proposed Licensed Products, advertising, and all other material of any character whatsoever (the "Material"), together with a description of the intended use of


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the Material, shall be submitted to Licensor without cost for Licensor's written approval prior to Licensee's use of the same, and annually thereafter if requested by Licensor. The copies and description shall be retained by Licensor. Any such proposed Material submitted to Licensor shall be approved or disapproved in writing by Licensor within fifteen (15) business days of its submission to Licensor. After approval of the Material has been obtained from Licensor, Licensee shall not depart therefrom in any material respect without Licensor's prior written consent, and Licensor shall not withdraw its approval of the approved Material without good cause.

            7.5 DFC shall allow RBBB to inspect a copy of all quality control manuals and records which relate to the manufacture, package and store Licensed Products in strict accordance with such manuals.

      8.    Royalty

            8.1 The parties agree that during all terms of this Agreement DFC shall pay to RBBB a royalty on Net Sales in the following amounts:

                  Four (4%) on the first three and one-half million ($3,500,000) dollars of Net Sales: and three (3%) thereafter.

            8.2 For each calendar year of the Initial Term of the Agreement and for each calendar year of each Extension Term (each year herein referred to as the "Agreement Year"), DFC shall guarantee RBBB the payment of the minimum annual royalty of fifty thousand ($50,000) dollars ("Minimum Royalty") as follows:

                  If the total amount of Royalties for each Agreement Year, determined in accordance with Section 8.1 does not equal or exceed the amount of the Minimum Royalty for such Agreement Year, Licensee shall, within 30 days after the end of such Agreement Year, remit to RBBB an amount equal to the difference between the amount of the Minimum Royalty for such Agreement Year and the amount of Royalties paid to RBBB for such Agreement Year, determined in accordance with Section
                  8.1. The first year shall be deemed 16 months from signing contract.

            8.3 The parties agree that all royalty payments shall be made by DFC within twenty (20) days following the end of each month during the term of this Agreement.

      9.    Advertising/Promotional Materials

            9.1 DFC shall submit to RBBB and RBBB shall approve prior to use, samples of all materials including, without limitation, all packaging, labeling. Advertising and promotional materials that utilize or incorporate Trademarks in any way. RBBB shall approve or


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communicate any objection of such samples in writing within ten (10) business days following RBBB's receipt of such materials. DFC agrees to make all reasonable changes requested by RBBB.

            9.2 DFC will promote Ringling Brothers-Barnum & Bailey Combined Shows wherever and whenever it can interconnect its advertising and promotional material for its Licensed Products including the exclusive right for promotions with RBBB in relation to the Licensed Products, and similarly RBBB will use its best efforts to interconnect its promotion and advertising with DFC's Licensed Products. Both parties, wherever and whenever feasible and reasonable, will endeavor to promote the other's Products and services.

      10.   Trademarks

            10.1 DFC agrees that nothing herein shall give DFC any rights, title or interest in or to Trademarks, except the right to utilize Trademarks in accordance with the terms of this Agreement, and that Trademarks are the sole property of RBBB and any goodwill generated from any and all uses of Trademarks shall inure to the benefit of RBBB.

            10.2 DFC agrees to assign to RBBB, on the expiration or termination of this Agreement and without any additional consideration, any rights and equities related to trademarks and any goodwill incidental to such rights that may be vested in DFC as a result of the activities of DFC pursuant to this Agreement.

            10.3 DFC acknowledged the valuable goodwill associated with the Trademarks and it desires to maintain the validity of the trademarks and the goodwill associated with the Trademarks for the benefit of RBBB. DFC agrees, therefore, to utilize Trademarks in strict accordance with proper Trademarks usage and the directions of RBBB. DFC shall not, directly or indirectly, attack or assist a third party in attacking the validity of Trademarks

            10.4 DFC agrees not to act, directly or indirectly, in any matter which might lead a third party to believe that Trademarks are owned by DFC.

            10.5 On the packaging, labels, advertising and other materials which utilize Trademarks, DFC agrees that;

                  (a) The registered trademark symbol "(R)" shall be utilized in conjunction with the appropriately registered trademarks and the statement "__________ is (are) a registered trademark(s) of Ringling Bros. and Barnum & Bailey Combined Shows, Inc.", with the blank to be filled in with a name or names of the appropriate trademark(s) shall be clearly displayed or;

                  (b) The trademark "TM" shall be used in conjunction with
            unregistered trademarks and trademarks used outside the scope of their current


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            registrations and the statement _______ is (are) a trademark(s) of
            Ringling Bros. and Barnum & Bailey Combined Shows, Inc." shall be clearly displayed.

            10.6 DFC agrees not to seek any trademark registration anywhere in connection with its use of Trademarks.

            10.7 DFC agrees not to adopt or use any mark or symbol that is similar to Trademarks of any of RBBB trademarks or trade names.

            10.8 DFC agrees not to utilize trademarks in any unauthorized manner.

            10.9 DFC agrees upon the request of and at the expense of RBBB, to reasonably aid and assist the registration and maintenance of Trademarks and in any litigation of resolution of claims with respect to Trademarks.

            10.10 DFC shall have no right to expand the scope of protection afforded the Trademarks. DFC shall use the Trademarks as set forth in Exhibit A and shall not use the Trademarks, including any modified version thereof in any way.

            10.11 DFC agrees to notify RBBB of any non-RBBB trademarks or trade names which are similar in sight, sound, appearance remaining to Trademarks. DFC expressly agrees that it shall take no action with regard to such trademarks or trade names other than notification of RBBB. RBBB shall have the sole right to decide whether or not to take action against such trademarks or trade names.

      11.   The Delicious Frookie Company, Inc.
            Trademark Protection

            11.1 RBBB agrees that nothing herein shall give RBBB any right, title or interest in or to any of DFC's trademarks except the right to utilize such trademarks in accordance with DFC's instructions of packages of Licensed Products, and that such trademarks are the sole property of DFC and any goodwill generated from any and all uses of such trademarks shall inure to the benefit of RBBB.

            11.2 RBBB agrees to assign to DFC, on the expiration or termination of this Agreement and without any additional consideration, any rights and equities related to DFC's trademarks and any goodwill incidental to such rights that may be vested in RBBB as a result of the activities of RBBB pursuant to this Agreement.

            11.3 RBBB acknowledges the valuable goodwill associated with the DFC trademarks and it desires to maintain the validity of such trademarks and the goodwill associated with such trademarks for the benefit of DFC. RBBB agrees, therefore, to utilize such trademarks


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in strict accordance with proper trademark usage and the directions of DFC- RBBB shall not, directly or indirectly, attack or assist a third party in attacking the validity of DFC's trademarks.

            11.4 RBBB agrees not to act, directly or indirectly, in any matter which might lead a third party to believe that DFC's trademarks are owned by RBBB.

            11.5 RBBB agrees not to seek any trademark registration anywhere in connection With its use of DFC's trademarks.

            11.6 RBBB agrees not to adopt or use any mark or symbol that is similar to DFC's trademarks.

            11.7 RBBB agrees not to utilize DFC's trademarks in any unauthorized manner.

            11.8 RBBB agrees upon the request of and at the expense of DFC, to reasonably aid and assist DFC in the registration and maintenance of DFC's trademarks and in any litigation or resolution of claims with respect to such trademarks.

      12.   Representations and Warranties of DFC

            12.1 The making of this Agreement does not violate any rights or obligations existing between DFC and any third party; and

            12.2 Licensed Products shall not be adulterated or misbranded within the meaning of any local, state or Federal law, regulation, ordinance, rule or procedures and shall not be a product which may not be sold in interstate commerce pursuant to the Food, Drug, and Cosmetic Act, as amended; and

            12.3 Licensed Products shall be in compliance with all local, state, and Federal laws, regulations, ordinances, rules and procedures; and

            12.4 Licensed Products shall be in strict compliance with all formulas, specifications and samples.

      13.   Representations and Warranties of RBBB

            13.1 The making of this Agreement does not violate any rights or obligations existing between RBBB and any third party; and

            13.2 RBBB has the right to grant the license of Licensed Trademarks in accordance with the terms and conditions of this Agreement.


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            13.3  The Licensed Trademarks are all valid and subsisting in the
Territory and RBBB is the owner of the Licensed Trademarks.

      14.   Indemnification

            14.1 DFC hereby indemnifies and holds harmless RBBB, and will defend or cause RBBB to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with a breach by DFC of any of the representations or warranties set forth in Section 12 above or rising from or in any way connected with the intentional acts or omissions or negligence of DFC or arising from or in any way connected with DFC's failure to perform or failure to perform properly any of its contractual obligations.

            14.2 DFC hereby indemnifies and holds harmless RBBB, and will defend or cause RBBB to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with any alleged defect in, or accident or injury alleged in connection with, Licensed Products.

            14.3 RBBB hereby indemnifies and holds harmless DFC and will defend or cause DFC to be defended, from and against, any and all claims, demands, causes of action, losses damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with RBBB breach of any of its representatives or warranties set forth in Section 13 above or arising out of or in any way or negligence or arising out of or in any way connected with RBBB intentional acts or omissions or negligence or arising out of or in any way connected with RBBB failure to perform or failure to perform properly any of its contractual obligations.

      15.   Insurance

            Licensee will obtain and maintain a Comprehensive Liability Insurance Policy, including Products Liability and Contractual Liability, providing protection for Licensor, and its officers, agents and employees, against any claims or liabilities arising out of or in any way related to the manufacture, distribution, sale, or other disposition of the Products, with a combined single limit in the amount of One Million Dollars ($1,000,000.00) with a company satisfactory to Licensor, to be kept in force for twelve (12) months after final disposal of inventory. As proof of such insurances, a fully paid certificate of insurance, naming Licensor as an insured party and indicating thereon that the insurance may not be changed, cancelled or allowed to lapse through non-renewal or failure to pay the premium therefor except upon not less than thirty (30) days' written notice to Licensor, will be submitted to Licensor by Licensee within sixty (60) days after the date of this Agreement.


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      16.   Product Recovery

            RBBB and DFC may mutually determine whether or not to implement product recall recovery or retrieval relating to Licensed Products. DFC agrees to carry out, in accordance with the procedures mutually agreed upon by the parties, all product recalls, recoveries and retrievals for Licensed Products and shall bear all costs and expenses associated therewith, unless such product recall, recovery or retrieval is due solely to a defect traced to RBBB in which case RBBB shall bear all costs and expenses.

      17.   Records

            17.1 DFC agrees to retain and maintain all records relating to Licensed products, including but not limited to, production records, quality control records, records relating to the type and cost of advertising Licensed Products, records relating to the sales (gross and net) and other transfers of Licensed Products, and all other related records for a period of at least three
(3) years following the date for which those records apply.

            17.2 DFC agrees that a CPA selected by RBBB shall be given access to and shall have the right to inspect and make copies of all such records, on a confidential basis at any time during DFC's normal business hours; provided, however, RBBB agrees to provide DFC with reasonable prior notice of such inspection. RBBB and its CPA shall agree in writing to maintain all confidential material in confidence.

            17.3 Receipt or acceptance by Licensor of any of the reports furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. Upon demand of Licensor, Licensee shall, at its own expense, but not more than once in any twelve (12) month period, furnish to Licensor a detailed statement by an independent certified public accountant showing the number, description, gross sales price, itemized deductions from gross sales price and net sales price of the Products distributed and/or sold by Licensee. If such audit discloses that Licensee has under-reported its net shipments to Licensor by more than two percent (2%), Licensee shall bear the full cost of such audit. Otherwise, Licensor shall bear the cost of such audit.

      18.   Sales to Licensor

      Licensee agrees to sell the Products to Licensor and to Licensor's subsidiaries, related or affiliated companies at as low a price as Licensee sells the same to any third party; provided, however, that such price shall not exceed fifty percent (50%) of the retail price to be charged by Licensor or its subsidiaries, related or affiliated companies. For example, if the lowest wholesale price Licensee charges for one of its products bearing the Property is $8.00 and the retail price for the same to be charged by Licensor's related company is $14.00, Licensee agrees to sell such


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
Product to Licensor for $7.00. If, however, Licensee's lowest wholesale price for the Product is $6.00, Licensee agrees to sell such Product to Licensor for $6.00.

      19.   Force Majeure

      Either party's failure to perform the terms and conditions of this Agreement, in whole or in part, shall not be deemed a breach or default hereunder or give rise to any liability of either party to the other if such failure is attributable to any act of God, riot, public enemy, fire, explosion, flood, drought, war sabotage, accident, action by governmental authority or any other conditions beyond the reasonable control of the party.

      20.   Relationship of the Party

      This Agreement is not intended and shall not, be construed to substitute either party the joint venture of franchising partner, agent, or legal representative of the other, and neither party shall have any authority, expressed implied, or apparent to assume or create any obligations on behalf of or in the name of the other party.

      21.   Severability

      The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

      22.   Waiver

      Failure of any party hereto to enforce any of the provisions of this Agreement, or any rights with respect thereto, or failure to exercise any election provided for herein, shall in no way constitute a waiver of such provisions, rights, or elections, or in any way affect the validity of this Agreement. Failure of any party hereto to enforce any of said provisions, rights, or elections shall not prejudice such party from later enforcing or exercising some or any other provisions, rights or elections which it may have under this Agreement.

      23.   Notice

      Any notice required or permitted under this Agreement shall be deemed to have been received within two (2) business days after written notice shall be deposited, first class, postage prepaid, in the United States mail addressed to the respective parties as set forth below or to such address as each party may hereafter designate by written notice to the other party:


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      To RBBB:    Ringling Bros. and Barnum & Bailey Combined Shows
                  8607 Westwood Center Drive
                  Vienna, VA 22182
                  Attn: Jeff Meyer, Director of Sponsorships, Strategic
                        Alliances & Licensing

      To DFC:     The Delicious Frookie Company, Inc.
                  2720 River Road
                  Des Plaines, IL 60018
                  Attn: President

                  With a copy sent to:

                  Mr. Howard Miskin
                  Stoll, Miskin, Previto & Hoffman
                  350 5th Avenue
                  Empire State Building
                  Suite 6110
                  New York, NY 10118

      24.   Complete Agreement; Modification

      This instrument sets forth the entire agreement between the parties relative to the subject matter herein. Modification or amendment of any of the provisions of this Agreement shall not be valid unless in writing and signed by the parties hereto.

      25.   Governing Law

      This Agreement shall be governed and construed in accordance with laws of the Commonwealth of Virginia.

      26.   Confidentiality

      Simultaneous with the execution of this Agreement, the parties shall enter into the Non-disclosure Agreement attached hereto and incorporated herein. The parties agree that neither the term of this Agreement nor any of the activity leading up to the execution of this Agreement shall be disclosed by either party to any third party without the prior written consent of the other party.

      27.   Assignment

      This Agreement shall insure to the benefit of and, shall bind each of the parties hereto and their respective successors and assigns.


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      IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement effective the day and year first above written.


THE DELICIOUS FROOKIE                     RINGLING BROS. BARNUM & BAILEY
  COMPANY, INC.                           COMBINED SHOWS, INC.


By: /s/ Richard Worth                     By: /s/ Jeff Meyer

Print Name: Richard Worth                 Print Name: Jeff Meyer

Title:________________________________    Print Name: Director of Licensing


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
                                    EXHIBIT A



TRADEMARKS

RINGLING BROS. AND BARNUM & BAILEY
RINGLING BROS.
BARNUM & BAILEY
THE GREATEST SHOW ON EARTH
CHICAGO KIDZ
AMERICA'S LIVING NATIONAL TREASURE
RINGLING BROS. AND BARNUM & BAILEY CLOWN COLLEGE


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
                    CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT


            This Agreement is made this 1 day of May, 1996, by and between The Delicious Frookie Company, Inc., a Delaware Corporation (DFC) and Jim RBBB Enterprise (RBBB).

            WHEREAS, DFC and RBBB each has certain confidential information which it may disclose to the other in the course of doing business together; and

            WHEREAS, it is the intention of the parties to protect each others' confidential information;

            IT IS HEREBY AGREED AS FOLLOWS:

            1. This Agreement controls information disclosed directly or indirectly by each other to any agent, employee, officer, successor or assign of the other during the period of time commencing on the date first written above and ending five years later on May 1, 2001.

            2. Each shall protect the disclosed confidential information of the other by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of the confidential information as each uses to protect its own confidential information.

            3. In the event that either party is required by judicial or administrative process to disclose confidential information, each shall promptly notify the other so as to provide the other a reasonable time to oppose such a process.

            4. Each party's duties under this Agreement shall apply to confidential information that is (a) disclosed by the other in writing and marked to indicate that it is confidential at the time of disclosure or (b) disclosed by the other in any other manner and is indicated to be confidential at the time of disclosure and thereafter is also summarized and marked to indicate it is confidential in a written memorandum delivered to that party within thirty days of the disclosure, or that is (c) disclosed in the form of tangible products or materials transmitted to that party with an accompanying written memorandum as indicated above.

            5. It is understood and agreed that when any employee or representative of RBBB visits a production or supply facility of or for DFC or in connection with the Licensed Product, such as in the course of quality control pursuant to the terms of the license agreement, any information or disclosure seen or observed by such employee or representative at such facility shall be deemed confidential under this agreement. Each such employee or representative of or for RBBB, prior to entering DFC's premises or facilities where Licensed Products are make or packaged or materials produced for such Licensed Products, shall be advised of this confidential disclosure Agreement and agree to be bound by its terms.

            6. This agreement poses no obligation on either Party with regard to information to either party's possession prior to execution of this Agreement in (a) writing or (b) information which is or becomes available to the public through no fault of the other, (c) information received in good faith by either party from third parties and is not subject to an obligation of confidentiality of such third parties, or (d) unframed independently developed by either party without reference to the information received hereunder.

            7. Each party agrees to return all extant confidential information (including tangible products or materials) received from the other upon the other's request, except that each may retain in the offices of its legal counsel one copy of written confidential information for record purposes only.

            8. Each party warrants it has the right to make the disclosure referenced in this Agreement.

            9. Neither party acquires any license under intellectual property rights of the other party pursuant to this Agreement.

            10. Neither party has an obligation under this Agreement to do business or continue to do business with the other.

            11. Neither party has an obligation to purchase, service or offer for sale the products of the other incorporating the disclosed confidential information.

            12. The parties do not intend that any agency or partnership relationship be created between them by this Agreement.

            13. All additions or modifications to this Agreement must be made in writing and executed by both parties.

            14. The relationship under this Agreement is confidential and is to be treated as confidential information according to the terms of this Agreement.


THE DELICIOUS FROOKIE                        RINGLING BROS. AND BARNUM
  COMPANY, INC.                                & BAILEY COMBINED SHOWS


By: /s/ Richard Worth                        By: /s/ Jeff Meyer

Title:________________________________       Title: Director of Licensing


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